Exhibit 3.59

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CSE CRANE LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A. D. 2007, AT 6:53 O’CLOCK P.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4320556 8100	AUTHENTICATION: 5524476

070340570	DATE: 03-21-07

DELAWARE
CERTIFICATE OF FORMATION
OF
CSE CRANE LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

1.	NAME

The name of the limited liability company is CSE Crane LLC (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CSE Crane LLC this 20th day of March, 2007.

By:	/s/ Carolyn Silva-Quagliato
Carolyn Silva-Quagliato
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 07:36 PM 03/20/2007 FILED 06:53 PM 03/20/2007 SRV 070340570 - 4320556 FILE